Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2024, in the Registration Statement (Form S-1) and related Prospectus of LENZ Therapeutics, Inc. for the registration of 1,297,411 shares of its common stock.
/s/ Ernst & Young LLP
San Diego, California
March 28, 2024